EXHIBIT 99.1

Contact:	Richard T. Haston 662-324-4258	For Immediate Release

CADENCE FINANCIAL CORPORATION REPORTS

PRELIMINARY FIRST QUARTER RESULTS

STARKVILLE, Miss. (April 21, 2009) – Cadence Financial Corporation (NASDAQ: CADE), a bank holding company whose principal subsidiary is Cadence Bank, N.A., today reported its preliminary results for the first quarter ended March 31, 2009. The Company’s final results are pending a review of a potential impairment to goodwill as required by FASB Statement 142 (Goodwill and Other Intangible Assets). The Company expects to complete this review and report its first quarter results by May 11, 2009, the filing date for its quarterly report to the Securities and Exchange Commission.

Cadence expects to report a net loss applicable to common shareholders of $17.6 million, or $1.48 per diluted share, for the first quarter of 2009, compared with net income of $2.8 million, or $0.23 per diluted share, in the first quarter of 2008. The preliminary 2009 results do not include any impairment charge that might result from the pending review.

“Cadence’s first quarter loss was disappointing and reflects the impact of the economy on real estate based loans where we have experienced the majority of our losses,” stated Lewis F. Mallory, Jr., chairman and chief executive officer of Cadence Financial Corporation. “We had stated in earlier communications that we expected the next several quarters to be difficult. The quarter we have just completed is likely to be among the most serious of these. I want to assure our shareholders and customers that Cadence remains a well-capitalized bank, the highest regulatory rating for banks, and that our deposit accounts continue to be insured to the maximum amount provided by the Federal Deposit Insurance Corporation. We remain focused on managing the bank through this tough economy and expect Cadence to continue as a leading bank in the markets we serve.”

First Quarter Results

“Cadence’s first quarter loss was due to a significant increase in our loan loss provision to account for a higher level of charge-offs and an almost doubling in our allowance for loan losses from the fourth quarter of 2008,” stated Mr. Mallory. “We added $18.3 million to our allowance for loan losses to build our reserves and account for an increase in non-performing loans. We continue to be very conservative in accounting for problem loans in our portfolio and believe the increase in our allowance for loan losses is a proactive measure to insulate future earnings and our capital base.

“Considering our first quarter loss, we initiated a review of goodwill as required by FASB Statement 142. We have hired an independent firm to review the valuation of goodwill and related assets on our balance sheet and plan to issue our final results as soon as the review is complete. Pending the outcome of the review, we are unable to determine if there will be an impairment charge or estimate the potential range of goodwill impairment. If the review determines that goodwill is impaired, it will result in a non-cash charge in the first quarter that will reduce earnings and reduce the value of goodwill and shareholders’ equity on the balance sheet. Goodwill is not considered a part of regulatory capital, and therefore any write down of goodwill will not affect our regulatory capital position,” continued Mr. Mallory.

Goodwill was valued at $66.8 million on Cadence’s balance sheet as of March 31, 2009.

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CADE Reports Preliminary First Quarter Results

April 21, 2009

Net interest income declined 14.9% to $12.4 million in the first quarter of 2009 compared with $14.5 million in the first quarter of 2008. The decline in net interest income was due to a lower net interest margin that declined 50 basis points, partially offset by a 1.3% increase in average earning assets since the first quarter of 2008. Net interest margin was 2.73% for the first quarter of 2009 compared with 3.23% for the first quarter of 2008.

Cadence’s provision for loan losses was $32.8 million in the first quarter of 2009 compared with $3.0 million in the first quarter of 2008. The increase was due to a higher level of charge-offs and a significant increase in the allowance for loan losses. Charge-offs totaled $14.4 million in the first quarter of 2009 and included two real estate development loans totaling approximately $11 million to one borrower.

Net interest loss after provision for loan losses was $20.4 million in the first quarter of 2009 compared with net interest income after provision for loan losses of $11.5 million in the first quarter of 2008.

At the end of the first quarter, the allowance for loan losses was $39.1 million, or 3.0% of total loans, compared with $15.0 million, or 1.1% of total loans, in the first quarter of 2008. The allowance totaled 88.5% of non-performing loans at the end of the first quarter of 2009. Gross loans totaled $1.29 billion at March 31, 2009, compared with $1.36 billion at March 31, 2008.

“The increase in our allowance for loan losses strengthens our coverage of non-performing loans compared with the fourth quarter of 2008,” stated Mr. Mallory. “Non-performing loans rose to $44.2 million in the first quarter, up from $31.6 million in the fourth quarter. The majority of the increase was due to four real estate based loans totaling $12.5 million. Approximately 75% of Cadence’s loans are real estate based and this market remains under pressure from the economy, particularly in the residential development, construction and commercial real estate sectors. Almost all of our first quarter charge-offs and increases in non-performing loans are tied to these market sectors.”

A large portion of Cadence’s first quarter increases in charge-offs and non-performing loans was attributable to the Middle Tennessee market where there is a higher concentration of large construction and development loans. At the end of the first quarter, Middle Tennessee accounted for 17% of total loans and approximately 13% of classified loans.

“We continue to focus on reducing our exposure to construction loans that carry a higher risk in this economy,” continued Mr. Mallory. “Since the first quarter of last year, we have reduced 1-4 family speculative and land development loans by 59% to $189.8 million. During the first quarter, we implemented additional measures to reduce our construction loan portfolio, continued our moratorium on making additional construction loans, and increased our reviews of existing construction loans. We believe these measures will help minimize future losses in this sector until the economy improves and begins to absorb excess inventory.”

Non-interest income was down 3.3% to $5.8 million in the first quarter of 2009 compared with $6.0 million in the first quarter of 2008. The decrease in non-interest income in the latest quarter was due to lower service charge fees, trust department income, mortgage loan fee income, insurance and commission income and a lower gain on the sale of securities compared with the 2008 period.

Non-interest expenses increased 6.3% to $14.7 million in the first quarter of 2009 compared with the first quarter of 2008, primarily due to higher costs related to FDIC insurance costs and expenses related to other real estate owned (OREO). FDIC insurance costs increased from $64,000 in the first quarter of 2008 to $915,000 in the first quarter of 2009. OREO related costs increased to $562,000 in the first quarter of 2009 compared with $157,000 in the same quarter of the prior year. Salary expense was down 0.8% to $7.9 million and premises expenses were down 0.9% to $2.0 million compared with the first quarter of 2008. The decrease in salary and premises costs benefited from Cadence’s continued focus on cost controls. Any impairment charge arising from the pending review of goodwill would increase non-interest expense for the first quarter of 2009.

Cadence expects its pre-tax loss for the first quarter of 2009 to be $29.3 million prior to any goodwill charge that may result from the pending review. This compares with pre-tax income of $3.7 million in the first quarter of 2008.

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CADE Reports Preliminary First Quarter Results

April 21, 2009

Net loss for the first quarter of 2009 is expected to be $17.3 million. Net loss applicable to common shareholders is expected to be $17.6 million, or $1.48 per diluted share. Results for the first quarter 2009 are prior to any impairment charge that may result from the pending review. This compares with net income of $2.8 million, or $0.23 per diluted share, in the first quarter of 2008.

Cadence sold $44 million in senior preferred shares to the U.S. Treasury in mid-January 2009. The preferred shares pay a cumulative annual dividend rate of 5% for the first five years. Cadence’s first quarter 2009 loss applicable to common shareholders includes $322,000 in costs related to the preferred dividend and accretion related to the discount recorded in relation to the preferred stock.

“The Treasury’s program was designed to provide healthy banks with new capital to build reserves during a soft economy. The $44 million addition to Cadence’s capital strengthens our already solid capital base,” stated Mr. Mallory.

Book value per common share was $14.36 at March 31, 2009, compared with $16.56 at March 31, 2008. Shareholders’ equity was $212.9 million and $197.2 million at March 31, 2009 and 2008, respectively. The 2009 book value and shareholders’ equity may be adjusted pending the outcome of the review of possible goodwill impairment.

Other Event

To further improve our risk management and planning processes, Cadence and the Office of the Comptroller of the Currency (OCC) have mutually agreed to establish enhanced risk management programs to monitor problem loans, update our strategic plan to address the changing economic environment and reduce our concentration of commercial real estate. “We believe the expanded reviews, including those to track non-performing loans, commercial real estate, criticized assets and OREO will enhance our risk management during this difficult economic environment. In addition, we plan to undertake a complete update of our strategic plan to incorporate increased reviews of credit risks and lending practices to improve future earnings,” concluded Mr. Mallory.

Conference Call

Cadence Financial Corporation will provide an on-line, real-time webcast and rebroadcast of its first quarter results conference call to be held tomorrow, April 22, 2009. The live broadcast will be available on-line at www.cadencebanking.com under investor information as well as www.streetevents.com beginning at 11:00 a.m. (Eastern Time). The on-line replay will follow immediately and continue for 30 days.

About Cadence Financial Corporation

Cadence Financial Corporation is a $2.1 billion bank holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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CADE Reports Preliminary First Quarter Results

April 21, 2009

CADENCE FINANCIAL CORPORATION

($ in thousands)

	3/31/09	12/31/08	3/31/08
LOAN BALANCES BY TYPE:
Commercial and Industrial	$205,262	$219,236	$232,951
Personal	31,542	30,921	34,121
Real Estate:
Construction	156,525	179,381	275,049
Commercial Real Estate	657,774	670,595	597,140
Real Estate Secured by Residential Properties	128,796	130,060	129,729
Mortgage	28,387	29,702	33,835

Total Real Estate	971,482	1,009,738	1,035,753
Other	84,733	68,434	60,975

Total	$1,293,019	$1,328,329	$1,363,800

ASSET QUALITY DATA:
Nonaccrual Loans	$38,359	$28,173	$10,554
Loans 90+ Days Past Due	5,791	3,469	3,114

Total Non-Performing Loans	44,150	31,642	13,668
Other Real Estate Owned	19,208	18,691	13,746

Total Non-Performing Assets	$63,358	$50,333	$27,414

Non-Performing Loans to Total Loans	3.4%	2.4%	1.0%
Non-Performing Assets to Total Loans and OREO	4.8%	3.7%	2.0%
Allowance for Loan Losses to Non-Performing Loans	88.5%	65.5%	109.9%
Allowance for Loan Losses to Total Loans	3.0%	1.6%	1.1%
Classified Assets to Capital	64.8%	54.5%	29.3%
Classified Loans to Capital	55.7%	44.4%	21.8%
Classified Loans to Total Loans	9.2%	6.2%	3.2%
Loans 30+ Days Past Due to Total Loans (loans not included in non-performing loans)	3.2%	2.8%	1.7%
YTD Net Chargeoffs to Average Loans YTD	1.1%	1.7%	0.2%

NET CHARGEOFFS FOR QUARTER	$14,434	$8,012	$2,904

INTANGIBLE ASSET AMORTIZATION FOR QUARTER	$182	$145	$277

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